ISSN 1718-8377	Exhibit 99.18

Volume 11, number 8	March 10, 2017

AT DECEMBER 31, 2016

Highlights for December 2016

—	In December, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $376 million. The balance takes into account the deposit of $168 million in the Generations Fund. Compared to last year:

	—	own-source revenue decreased by $46 million, standing at $6.0 billion;

	—	federal transfers rose by $83 million, reaching $1.5 billion;

	—	program spending fell by $195 million, amounting to $6.5 billion;

	—	debt service decreased by $61 million, reaching $599 million.

—	On the basis of the cumulative results at December 31, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $2.3 billion, taking into account the deposit of $1.5 billion in the Generations Fund.

—	For 2016-2017, the October 2016 update of the Québec Economic Plan projects a balanced budget. Budget 2017-2018, planned for late March, will present an update to the 2016-2017 budget forecasts.

Summary of consolidated budgetary transactions
(millions of dollars)						(Unaudited data)
						Update of the
						Québec Economic Plan –
	December		April to December			October 2016
	2015	2016	2015-2016	2016-2017	Change (%)	2016-2017		Change (%)
GENERAL FUND
Revenue
Own-source revenue	6 042	5 996	42 379	43 258	2.1	58 183		1.4
Federal transfers	1 442	1 525	12 978	13 694	5.5	18 224		7.0
Total revenue	7 484	7 521	55 357	56 952	2.9	76 407		2.6
Expenditure
Program spending	–6 699	–6 504	–48 753	–49 586	1.7	–68 238		4.0
Debt service	–660	–599	–5 963	–5 631	–5.6	–7 959		0.1
Total expenditure	–7 359	–7 103	–54 716	–55 217	0.9	–76 197		3.5
NET RESULTS OF
CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	86	–39	1 351	603	—	–37		—
Health and social services and education networks	–5	–3	–18	–15	—	–23		—
Generations Fund	82	168	944	1 455	—	1 999		—
Total consolidated entities	163	126	2 277	2 043	—	1 939		—
SURPLUS (DEFICIT)	288	544	2 918	3 778	—	2 149	(2)	—
Contingency reserve	—	—	—	—	—	–150		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–82	–168	–944	–1 455	—	–1 999		—
BUDGETARY BALANCE(3)	206	376	1 974	2 323	—	—		—

Note:	The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.31 of The Québec Economic Plan – October 2016 Update.
(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Surplus excluding the contingency reserve of $150 million.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at December 31, 2016

■	Budgetary balance

For the period from April to December 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $2.3 billion.

The October 2016 update of the Québec Economic Plan projects a balanced budget for the overall 2016-2017 fiscal year.

■	General Fund revenue

At December 31, 2016, revenue totalled $57.0 billion, an increase of $1.6 billion, or 2.9%, compared to December 31, 2015.

— Own-source revenue stood at $43.3 billion, up $879 million from the same time last year.

— Federal transfers amounted to $13.7 billion, up $716 million compared to December 31, 2015.

■	General Fund expenditure

Since the beginning of the fiscal year, expenditure has totalled $55.2 billion, an increase of $501 million.

— For the period from April to December 2016, program spending rose by $833 million, or 1.7%, reaching $49.6 billion.

— The most significant changes were in the Health and Social Services ($589 million) and Economy and Environment ($249 million) missions.

— Debt service amounted to $5.6 billion, a decrease of $332 million compared to last year.

— The pace of spending is expected to accelerate during the last months of fiscal 2016-2017 in order to meet the planned annual target.

■	Consolidated entities

At December 31, 2016, the results of consolidated entities stood at $2.0 billion. These results include:

— a surplus of $603 million for non-budget-funded bodies and special funds;

— a $15-million deficit for the health and social services and education networks;

— dedicated revenues of $1.5 billion for the Generations Fund.

■	Net financial surplus (requirements)

At December 31, 2016, the consolidated net financial requirements stood at $1.0 billion, an increase of $973 million over last year. Net financial requirements reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
		December		April to December
	2015	2016	Change	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	6 042	5 996	–46	42 379	43 258	879
Federal transfers	1 442	1 525	83	12 978	13 694	716
Total revenue	7 484	7 521	37	55 357	56 952	1 595
Expenditure
Program spending	–6 699	–6 504	195	–48 753	–49 586	–833
Debt service	–660	–599	61	–5 963	–5 631	332
Total expenditure	–7 359	–7 103	256	–54 716	–55 217	–501
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	86	–39	–125	1 351	603	–748
Health and social services and education networks	–5	–3	2	–18	–15	3
Generations Fund	82	168	86	944	1 455	511
Total consolidated entities	163	126	–37	2 277	2 043	–234
SURPLUS (DEFICIT)	288	544	256	2 918	3 778	860
Consolidated non-budgetary surplus (requirements)	–1 378	–2 046	–668	–2 963	–4 796	–1 833
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–1 090	–1 502	–412	–45	–1 018	–973

(1)	Details of transactions by type of entity are presented on page 5 of this report.

General Fund revenue
(millions of dollars)					(Unaudited data)
	December			April to December
Revenue by source	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 791	2 678	–4.0	15 980	16 723	4.6
Contributions to Health Services Fund	723	643	–11.1	5 311	5 400	1.7
Corporate taxes	352	417	18.5	2 802	3 124	11.5
Consumption taxes	1 498	1 650	10.1	14 036	13 958	–0.6
Other sources	97	90	–7.2	1 196	1 209	1.1
Total own-source revenue excluding government enterprises	5 461	5 478	0.3	39 325	40 414	2.8
Revenue from government enterprises	581	518	–10.8	3 054	2 844	–6.9
Total own-source revenue	6 042	5 996	–0.8	42 379	43 258	2.1
Federal transfers
Equalization	794	835	5.2	7 141	7 522	5.3
Health transfers(1)	427	467	9.4	3 886	4 200	8.1
Transfers for post-secondary education and other social programs	130	137	5.4	1 194	1 224	2.5
Other programs	91	86	–5.5	757	748	–1.2
Total federal transfers	1 442	1 525	5.8	12 978	13 694	5.5
TOTAL	7 484	7 521	0.5	55 357	56 952	2.9

(1)	Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.7% instead of 8.1%.

General Fund expenditure
(millions of dollars)					(Unaudited data)
	December			April to December
Expenditure by mission	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Program spending
Health and Social Services	3 395	3 327	–2.0	24 644	25 233	2.4
Education and Culture	2 052	1 911	–6.9	12 982	13 024	0.3
Economy and Environment	363	374	3.0	3 521	3 770	7.1
Support for Individuals and Families	524	551	5.2	4 673	4 651	–0.5
Administration and Justice	365	341	–6.6	2 933	2 908	–0.9
Total program spending	6 699	6 504	–2.9	48 753	49 586	1.7
Debt service	660	599	–9.2	5 963	5 631	–5.6
TOTAL	7 359	7 103	–3.5	54 716	55 217	0.9

Details of the transactions of consolidated entities
(millions of dollars)								(Unaudited data)
	December 2016
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total
Revenue	1 179	168	42	365	1 917	—	3 671	–2 193	1 478
Expenditure
Expenditure	–1 119	—	–42	–365	–1 788	–3	–3 317	2 115	–1 202
Debt service	–170	—	—	—	–58	—	–228	78	–150
Subtotal	–1 289	—	–42	–365	–1 846	–3	–3 545	2 193	–1 352
SURPLUS (DEFICIT)	–110	168	—	—	71	–3	126	—	126
	April to December 2016
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total
Revenue	10 405	1 455	471	4 427	17 656	—	34 414	–19 642	14 772
Expenditure
Expenditure	–8 550	—	–471	–4 427	–16 752	–15	–30 215	18 876	–11 339
Debt service	–1 634	—	—	—	–522	—	–2 156	766	–1 390
Subtotal	–10 184	—	–471	–4 427	–17 274	–15	–32 371	19 642	–12 729
SURPLUS (DEFICIT)	221	1 455	—	—	382	–15	2 043	—	2 043

(1)	The results of the networks are presented according to the modified equity method of accounting.
(2)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the results at January 31, 2017, will be published on April 7, 2017. For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382. The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.